Exhibit 10.25

AMENDMENT TO THE

VERASTEM, INC.

FORM OF RESTRICTED STOCK UNIT AGREEMENT

GRANTED UNDER 2012 INCENTIVE PLAN

WHEREAS, Verastem, Inc. sponsors and maintains the Verastem Inc. 2012 Incentive Plan (the “Plan”); and

WHEREAS, Verastem, Inc. filed with the Securities Exchange Commission a form of Restricted Stock Unit Agreement (the “Form of Award”) on January 13, 2012; and

WHEREAS, Verastem, Inc. wishes to amend the Form of Award to permit greater flexibility in determining the rate of withholding for federal income tax;

NOW, THEREFORE, Verastem Inc., pursuant to its authority under Section 10(f) of the Plan, hereby amends Section 4(b) of the Form of Award to read as set forth below.

As a condition to the granting of the RSUs and the vesting thereof, the Participant acknowledges and agrees that he is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the grant or vesting of, or otherwise in connection with, the RSUs.  Accordingly, the Participant agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes.  Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its discretion.  The Company in its discretion may permit such payment to be made by “net settlement” through which the Company retains and withholds from delivery at the time of vesting that number of shares of Common Stock having a fair market value equal to the sum of (i), (ii), and (iii), each calculated with respect to the vesting RSUs, where (i) is the statutory minimum withholding taxes under state and local laws owed by the Participant, (ii) is any taxes on employees imposed by Chapter 21 of the U.S. Internal Revenue Code of 1986, as amended and (iii) is either (a) the mandatory flat withholding rate, if the value of the shares delivered under the vesting RSUs, when added to all supplemental wage payments previously made by the Company to the Participant during the calendar year, exceeds $1 million or (b) if Section 4(b)(iii)(a) does not apply, by agreement of the Company and the Participant, either (I) the optional flat withholding rate on supplemental wages or (II) the amount of tax to be withheld as if the aggregate of the supplemental wages and any regular wages constituted a single wage payment for the regular wage period, taking into consideration the Form W-4 submitted by the Participant.  Alternatively, the Company may require the Participant to provide a designated broker with irrevocable instructions directing the designated broker to, on the date of the designated broker’s receipt of any shares of Common Stock in accordance with Section 2, sell in accordance with ordinary principles of best execution that number of such shares of Common Stock as is necessary to yield net proceeds to the Participant equal to the amount of withholding taxes with respect to the income recognized by the Participant as a result of the vesting of the RSUs (based on the minimum statutory withholding rates for all tax purposes, including payroll and social taxes, that are applicable to such income) and remit such proceeds to the Company in satisfaction of such tax withholding obligations of the Company.

IN WITNESS WHEREOF, Verastem, Inc. has caused this instrument to be executed by its duly authorized officer this          day of         , 2013.

VERASTEM, INC.

By:

Its: